Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into by and between Northern Oil and Gas, Inc., a Delaware corporation, and Brandon Elliott, an individual, as follows:
1.Definitions. I intend all words used in this Agreement to have their plain meanings in ordinary English. Specific terms that I use in this Agreement have the following meanings:
(a)“I”, “me”, and “my” include both me (Brandon Elliott) and anyone who has or obtains any legal rights or claims through me.
(b)“NOG” means Northern Oil and Gas, Inc., any company or organization related to Northern Oil and Gas, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Northern Oil and Gas, Inc.
(c)“Company” means NOG; the present and past officers, directors, managers, committees, members, and employees of NOG; any company providing insurance to NOG in the present or past; the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for NOG; and anyone who has acted on behalf of NOG or on instructions from NOG.
(d)“Employment Agreement” means the Amended and Restated Employment Agreement between me and NOG entered into as of July 5, 2018, along with any subsequent amendments thereto.
(e)“Agreement Date” means the date this Agreement is executed and delivered by both parties and is no longer revocable by me.
(f)“Shares” means currently outstanding restricted shares of NOG common stock.
(g)“My Claims” mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
(i) All claims arising out of or relating to my employment with NOG or the separation of that employment;
(ii) All claims arising out of or relating to the statements, actions, or omissions of the Company;
(iii) All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Minnesota wage-hour and wage-payment laws, Minnesota's Worker's Compensation Act and non-retaliation statutes;

(iv) All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
(v) All claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements (not submitted before January 15, 2020), and vacation pay (other than my final payroll payment and any payment for accrued and unused vacation leave as of the day upon which my employment with NOG terminates, which is January 15, 2020 (the “Separation Date”) not yet paid to me as of the date I sign this Agreement);
(vi) All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;
(vii) Any claim that a past unlawful decision has or has had a continuing effect on my compensation; and
However, My Claims do not include (i) any claims that the law does not allow to be waived, (ii) any claims that may arise after the date on which I sign this Agreement, (iii) my rights to indemnification under applicable law, any indemnification agreement with the Company, or the charter documents of the Company (or any successor), (iv) my rights under any insurance policy maintained by the Company (or any successor), (v) my right to receive reimbursements for reasonable business expenses accrued prior to my Separation Date and not yet paid to me as of the date I sign this Agreement, (vi) my right to receive my final payroll payment or payment for any accrued and unused vacation leave as of my Separation Date if not yet paid to me as of the date I sign this Agreement, and (vii) any rights I have related to any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the “Securities”), which shall continue to be governed by and subject to the terms and conditions of the applicable grant agreements, board resolutions, and plan documents governing the Securities (including, to the extent applicable, the Employment Agreement), subject to the terms of this Agreement and the Consulting Agreement referenced below. Furthermore, I understand that nothing in this Agreement prevents me from filing a claim against NOG with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any comparable state or local agency or participating in any such agency's investigation of NOG, but I acknowledge and agree that this Agreement waives and releases, to the fullest extent legally permissible, my entitlement to any form of personal relief arising from any such claim that I or others may file (other than any award from a governmental agency for my participation in such investigation).

2.Consideration. I will receive consideration from NOG in exchange for this Agreement as follows:
(a)Vesting in full as of the Agreement Date of (x) any non-performance based Shares granted to me during the course of my employment with NOG and (y) any performance-based Shares granted to me during the course of my employment with NOG which have been earned on or before the Agreement Date as a result of actual performance against applicable performance metrics determined in accordance with the terms of the equity incentive plan and/or award agreement governing such Shares, without regard to any other terms or conditions governing such vesting solely as a result of the passage of time;

(b)Except as otherwise set forth in the Consulting Agreement referenced below, vesting in full as of the first date the applicable performance metrics can reasonably be measured, but in no circumstance later than December 31, 2020, for any performance-based Shares not covered by Section 2(a), subject to the prior achievement of applicable performance metrics determined in accordance with the terms of the equity incentive plan and/or award agreement governing such performance-based Shares, without regard to any other terms or conditions governing such vesting solely as a result of the passage of time;
(c)A lump sum cash payment equal to $740,000, less applicable withholdings and deductions, payable to me promptly following the Agreement Date;
(d)Continuation of my medical and dental coverage with NOG continuing to pay 100% of applicable premiums, for a period of eighteen (18) months following the Separation Date; and
(e)NOG has provided or will provide me and my legal counsel with a reasonable opportunity to review and comment on any press or other written release, or any current report on Form 8-K reporting, regarding my separation of employment or the entry into this Agreement or the Consulting Agreement in advance of publication or filing, as applicable, and NOG and I shall confer and reach mutual agreement regarding the contents of any such release or report;
(f)The Consulting Agreement as described below.
3.Mutual Release
(a)Agreement to Waive and Release My Claims. In exchange for the above consideration from NOG, I give up and release all of My Claims and agree to the other terms of this Agreement. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims and my agreement to the other terms of this Agreement.
(b)General Release by the Company. For and in consideration of the foregoing consideration (including, but not limited to, my releasing My Claims against NOG), NOG hereby releases and forever discharges me of and from all actions, causes of action, suits, debts, dues, sums of money, damages, judgments, executions, grievances, claims and demands whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, under any claim arising under any federal, state, or local statute, ordinance, rule, constitution, regulation, order, or collective bargaining agreement, and all claims that were or could have been raised which NOG ever had or now has, up to and including the date of the execution of the Agreement by me.
4.Additional Agreements and Understandings. Even though NOG will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
5.Consulting Agreement. Following the Agreement Date, NOG and I will enter into the Consulting Agreement attached hereto as Exhibit 1 (the “Consulting Agreement”), under which I may provide certain services to NOG following the Separation Agreement, subject to the terms and conditions of the Consulting Agreement.

6.Return of Property. Except as set forth in the Consulting Agreement, I represent that I have returned to NOG all materials, documents, equipment, confidential information and other property of the Company in accordance with the Employment Agreement. I agree that if I later discover any additional Company property or in my possession or control, I will promptly return it to NOG.
7.Trading Restrictions. For a period of six months after the Separation Date, I will not sell shares of NOG common stock or enter into any transaction involving NOG securities to the extent such sale of shares or other transaction either (a) may reasonably be expected to require the filing of a report with the Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) would give rise to short-swing profit liability under Section 16(b) of the Exchange Act.
8.Confidentiality. I understand that the terms of this Agreement are confidential and that I may not disclose those terms to any person except my spouse, my legal counsel or tax advisor(s), or as may be required by law. If I disclose any such confidential information to any person identified above, I must simultaneously inform the person to whom the disclosure is being made that the person must keep such information strictly confidential and that the person may not disclose such confidential information to any other person without the advance written consent of me and an authorized representative of NOG. Notwithstanding any language above to the contrary, nothing in this Agreement is intended to, and does not, interfere with my rights under federal, state or local civil rights or discrimination laws to file a charge of discrimination with the EEOC or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by the EEOC or any other federal, state or local government agency, or to provide truthful, non-trade secret information to the EEOC or any other federal, state or local government agency or in response to any subpoena or other legal process.
9.Acknowledgment of Continuing Obligations Under My Employment Agreement. I hereby acknowledge and confirm that I remain bound by all terms of my Employment Agreement that survive the separation of my employment with NOG, including all such obligations identified in Sections 7 and 8 of the Employment Agreement, and any other non-disclosure, non-competition, or non-solicitation obligations I have to the Company.
10.Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Agreement. My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
11.Period to Consider this Agreement. I understand that I have twenty-one (21) days from the date I receive this Agreement or my Separation Date, whichever is later and not counting the day I receive this Agreement or my Separation Date (as applicable), to consider whether I wish to sign this Agreement. I understand that I may not sign this Agreement prior to my Separation Date. If I sign this Agreement before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement. I agree that any changes made to this Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.
12.My Right to Revoke this Agreement. I understand that I may revoke this Agreement at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.

13.Procedure for Accepting and Revoking this Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to NOG by hand or by mail within the twenty-one (21) day period that I have to consider this Agreement. To revoke my acceptance of this Agreement, I must deliver a written, signed statement that I revoke my acceptance to NOG by hand or by mail within the fifteen (15) day revocation period. All deliveries must be made to NOG at the following address:
Attn: General Counsel
Northern Oil and Gas, Inc.
601 Carlson Parkway, Suite 990
Minnetonka, Minnesota 55305

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to NOG at the address stated above.
14.Interpretation of this Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement will remain in full force and effect with respect to all the rest of My Claims.
15.Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota. I consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.
16.Entire Agreement. I agree that this Agreement, along with the agreements and obligations specifically referenced herein, contain all the agreements between me and the Company with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein; provided, however that any qualified employee benefit plans sponsored by NOG in which I am a participant, and the applicable grant agreements, board resolutions, and plan documents governing the Shares, each shall remain in effect in accordance with their terms except as each may have been modified herein. This Agreement may be amended only in writing, signed by me and an authorized representative of NOG.
17.My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. Other than the consideration, which I understand is payable only if I satisfy all conditions described herein, and my final payroll payment, payment for reimbursable business expenses, and payment for any accrued and unused vacation leave as of my Separation Date not yet paid to me as of the date I sign this Agreement, I represent and confirm that I have been fully paid for all wages, overtime, vacation, commissions, bonuses, and other compensation that I earned during my employment with NOG. I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement. I am voluntarily releasing My Claims against the Company. I intend this Agreement to be legally binding.

18.Compliance with Section 409a of the Internal Revenue Code. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Company shall, in consultation with me, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Internal Revenue Code or in order to comply with the provisions of Section 409A of the Internal Revenue Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to me. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii), or any other exception under Section 409A of the Internal Revenue Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. If any payment that I become entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Internal Revenue Code, I understand and agree that I shall be responsible for any and all such interest, penalties and additional tax.
19.Indemnification and Other Matters.
(a)In the event that I am made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that I was a director or officer of the Company, or any affiliate of the Company, or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, I will be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).
(b)For a period of six (6) years after the Agreement Date, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to me on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.
(c)I agree to fully cooperate with the Company and its attorneys, and to provide truthful information and/or testimony regarding any current or future litigation or investigations arising from actions or events occurring during my employment with the Company. I will be reimbursed my reasonably incurred expenses incurred in such cooperation and be paid an hourly rate for my time based upon my Base Salary at the time of me Separation Date. I also agree to notify the Company if I am contacted by any person or representative of any person (except for governmental representatives) seeking information about the Company.
[SIGNATURES ON NEXT PAGE]

The parties’ signatures below indicate their agreement, understanding, and acceptance of this Separation and Release Agreement and its terms and conditions.

Brandon Elliott: By: /s/ Brandon Elliott Date: January 15, 2020

Northern Oil and Gas, Inc.: By: /s/ Erik J. Romslo Name: Erik J. Romslo Title: Chief Legal Officer and Secretary Date: January 15, 2020

[Signature Page to Separation and Release Agreement]